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                         EXHIBIT 99.1

                                                           For Immediate Release


          SYMBOL TECHNOLOGIES REPORTS UNAUDITED 2003
             FOURTH QUARTER AND FULL YEAR RESULTS

HOLTSVILLE, N.Y. - March 4, 2004 - Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company(TM), today announced unaudited financial results for the fourth quarter and full year ended December 31, 2003.

     Revenue for the fourth quarter ended December 31, 2003, was $393 million, somewhat lower than the guidance of approximately $400 million due to the recording of an additional deferral of $5 million of revenue to a European distributor, resulting in a diluted EPS reduction of $0.01. This fourth quarter revenue is 5 percent higher than the $373 million reported in the corresponding year earlier period. Fourth quarter net earnings were $16.2 million, or $0.07 diluted earnings per share, compared to a loss of $68.7 million, or a loss of $0.30 diluted earnings per share, in the corresponding year earlier period.

     Revenue for the year ended December 31, 2003, was $1.53 billion, compare to $1.4 billion for the year ended December 31, 2002. Net earnings for the year ended December 31, 2003, were $3.3 million, or $0.01 diluted earnings per share, compared to a net loss of $45 million, or a loss of $0.20 diluted earnings per share, in the prior year.

     For 2004, the Company anticipates revenue growth in a range of 10 to 15 percent year over year and fiscal year 2004 diluted earnings per share in a range of 40 to 50 cents. For the first quarter of 2004, the Company expects an increase of 3 to 5 percent over fourth quarter 2003 revenue of $393 million. The Company anticipates subsequent 2004 quarters to improve from this first quarter 2004 base.

     Included in net earnings in 2003 were additional costs associated with the restatement of the Company's prior years financial statements and ongoing investigations by the Securities and Exchange Commission and the United States Department of Justice. Such costs negatively affected pretax earnings by $35.9 million ($22.1 million after tax, at the applicable statutory tax rate), or $0.09 per diluted share. In

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addition, during 2003 the Company recorded additional provisions related to legal settlements in connection with certain class action lawsuits, negatively affecting pretax earnings of $72 million ($46.2 million after tax, at the applicable statutory tax rate), or $0.20 per diluted share. Due to Symbol's untimely filings with the SEC, the Company incurred certain non cash compensation charges associated with its stock option and employee stock purchase plans. Such costs negatively impacted 2003 pre tax earnings by $17 million ($10.5 million after tax, at the applicable statutory tax rate), or $0.04 per diluted share.

     The Company intends to file its Annual Report on Form 10K for the year ended December 31, 2003, on or before March 15, 2004.

     "We were pleased with fourth quarter results, a 4 percent increase in revenue from 2003's third quarter and a 5 percent increase in revenue over the restated fourth quarter 2002. Although full year 2003 revenue at $1.53 billion came in slightly under 10 percent growth, it was a year in which we made great organizational, cultural and financial progress. Having put many of the issues of the past behind us as well as much of the extraordinary expense associated with the restatement period, 2004 operating expense should be favorably impacted. That said, in 2004 the Company plans to make investments in systems to drive workforce productivity and improved business controls, sales coverage to drive top line growth and customer satisfaction, finance to improve process execution and financial controls, and new products to increase the market share position of all of our business divisions - all necessary to achieve our business plan goals beyond 2004," William Nuti, chief executive officer and president, said. "Symbol is in a very special position to lead in the new era of information technology - the age of mobility - and our future market leadership position is what we are planning for, investing in and executing today."

     Mark Greenquist, senior vice president and chief financial officer, said, "During 2003 we made significant balance sheet improvement with ongoing positive cash flow driven by working capital improvements, an increase in cash balances of approximately $74 million and shrinking our bank debt to zero. With the restatement of previous financial statements completed, the Company is poised for the revenue and earnings growth we feel that Symbol can deliver."

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     The previously reported SEC and Department of Justice investigations are continuing.

QUARTERLY TELECONFERENCE SCHEDULED FOR 5 P.M. TODAY, MARCH 4, 2004

Symbol has scheduled a conference call and Web cast for 5 p.m. Thursday, March 4, 2004, at which time it will discuss results for the fourth quarter and full year ended December 31, 2003. Those interested in participating in the conference call should dial 719-457-2657 at least 10 minutes prior to commencement of the call, which also will be available as an audio Web cast via the Symbol Web site, www.symbol.com/investors. A telephonic replay will be available beginning at noon ET March 5 through March 17, 2004, on a 24 hour non-stop basis. The dial-in number to access this replay is: 719-457-0820 - Access Code: 240345.

In addition to the teleconference, the Company will host a simultaneous Web cast presentation via WebEx, an online PowerPoint document sharing Web site. Those interested in viewing the WebEx presentation should go to http://symbol.webex.com at least 10 minutes prior to the start of the teleconference. At the site, log in to the "Symbol Technologies- 2003 Financial Results" by clicking the "join" button; you are required to provide your name and e-mail address. Please be advised that WebEx permits you to enroll prior to the conference, but this is not mandatory for participation. This is an unrestricted Web site and a password is not required. A synchronized WebEx and audio replay will be available on the Company's investor homepage beginning at noon ET March 5 through March 17 on a 24-hour non-stop basis.

A copy of the presentation will be posted in PDF format on the Company's investor homepage, www.symbol.com/investors.

ABOUT SYMBOL TECHNOLOGIES

Symbol Technologies, Inc., The Enterprise Mobility Company(TM), is the recognized worldwide leader in delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture technology, mobile computing platforms, wireless infrastructure, mobility software and the world-class Symbol Enterprise Mobility Services. Symbol's end-to-end, real-time enterprise mobility solutions are proven to increase

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workforce productivity, reduce operating costs, drive operational efficiencies and uncover competitive advantages. Symbol is a trusted advisor to the world's leading retailers, transportation and logistics companies, manufacturers, public sector/government agencies, as well as healthcare, hospitality and security providers. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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FOR MEDIA INFORMATION:
Patricia Hall
Symbol Technologies, Inc.
631-738-5636
hallp@symbol.com

FOR FINANCIAL INFORMATION:
Nancy Tully
Symbol Technologies, Inc.
631-738-5050
tullyn@symbol.com